UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 28, 2017

Function(x) Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

An Installment Payment (as defined below) of $934,362 was due and payable to the holders (each, a “Holder” and collectively, the “Holders”) of Function (x) Inc.’s (the “Company”) Series G Preferred Stock (the “Series G Preferred Stock”) under an Amendment and Mutual Release Agreement, dated as of July 19, 2017 (the “Agreement”), on August 28, 2017 (the “Installment Payment Due Date”). The Company was unable to make such Installment Payment as required by the terms of the Agreement. A Missed Payment Default Notice (as defined below) was provided to Robert FX Sillerman (“Sillerman”), the Company’s Executive Chairman and Chief Executive Officer, on the Installment Payment Due Date by the Holders pursuant to a Personal Guaranty, dated as of July 19, 2017 (the “Personal Guaranty”), made by Sillerman for the benefit of the Holders. Sillerman failed to make such Installment Payment during the Default Cure Period (as defined below). As a result, pursuant to the terms of the Agreement, all remaining unpaid Installment Payments (currently totaling $2,803,086 in the aggregate) were immediately due and payable by the Company as of the Installment Payment Due Date.

As reported on its Current Report on Form 8-K filed on July 26, 2017, the Company entered into the Agreement with each of the Holders of the Company’s Series G Preferred Stock other than (i) affiliates of Sillerman and (ii) the law firm that served as outside counsel to the Company in connection with the offering of the Series G Preferred Stock. Pursuant to the terms of the Agreement, the Company agreed to make a cash payment (the “Cash Payment”) to each of the Holders in an aggregate amount equal to ninety percent (90%) of each such Holder’s investment in the Company’s Series G Preferred Stock (such Cash Payment to be made in four (4) equal installments (each, an “Installment Payment”) according to and in accordance with the terms of the Agreement).

Also reported on the Company’s Current Report on Form 8-K filed on July 26, 2017, simultaneously with execution of the Agreement, Sillerman executed the Personal Guaranty for the benefit of the Holders, guaranteeing the punctual payment, performance and observance when due, of each Installment Payment and all other sums due from the Company to the Holders arising under the Agreement. According to the terms of the Personal Guaranty, if the Company was to fail to make any Installment Payment as required by the terms of the Agreement (each, a “Missed Payment Default”), notice of any such Missed Payment Default would be made to Sillerman by the Holders (each, a “Missed Payment Default Notice”). If the missed Installment Payment were to be made by Sillerman within (10) ten days of the Missed Payment Default Notice (the “Default Cure Period”), then the Company would no longer be deemed to be in default under the Agreement, and such Installment Payment would be deemed to have been timely paid by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNCTION(X) INC. By: /s/ Mitchell J. Nelson
Name: Mitchell J. Nelson Title: Executive Vice President and Secretary
DATE: September 14, 2017